EXHIBIT 99.1

2012 1st Quarter Earnings Webcast Presentation
April 20, 2012 1:00 P.M (EST)	Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to National Penn Bancshares First Quarter 2012 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This  call  and the accompanying  presentation  slides  located  on National  Penn's Investor  Relations  website  at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today on National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our first quarter 2012 earnings webcast conference call today. I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

I'm very pleased to report an outstanding quarter for National Penn as we delivered $0.16 per diluted share on an adjusted basis, resulting in a return on assets of 1.16%. We are very proud of these results which reflect a great start to 2012.

Asset quality  once again  moved in an overall  positive  direction  with reductions  in classified  assets  and non- performing  assets from  the prior quarter.  This performance, coupled with the strength of our earnings and balance sheet, allowed us to return capital to our shareholders.

National Penn increased the common stock cash dividend from $0.05 to $0.07 per share for the second quarter which represents our fourth consecutive increase to the dividend.  Additionally, on April 2nd we announced an authorization to repurchase up to 7.5 million shares of National Penn common stock throughout 2012, as we continue to manage our excess capital position.

As I announced on our last call in January, Forbes ranked National Penn 15th out of the 100 largest banks on their list of Americas Best Banks1. It's with great pride that I announce today that National Penn was ranked the 4th-highest Mid-Atlantic bank in customer satisfaction according to the J.D. Power and Associates 2012 Retail Banking Satisfaction Study published yesterday. This is an increase in our standing from 6th place in 2011. Coming in 4th place is exciting for all of us here at National Penn. Both the Forbes and J.D. Power rankings are above all of our regional competitors and are terrific acknowledgements of the strength of our company.

Our banking teams will continue to communicate these recognitions to our customers and prospective new customers, as we maintain our intensive calling, marketing and cross-selling efforts throughout the areas that we do business and serve. I'm now going to turn this presentation over to Mike for more details on our financial performance.  Mike?

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President

Thank you, Scott.

As we can see on slide three, and as Scott mentioned, we reported earnings per share of $0.17 in the quarter, $0.16 on an adjusted basis. The only adjustment this quarter was the fair market value adjustment for our own trust preferred. If you look across that slide you can see that the number of adjustments on a quarterly basis are few, so I conclude that we had consistent and clean earnings over the last several quarters.

I just want to take a minute on slide four to look at our retail trust preferred. We believe that this capital is relatively inexpensive at about 5% after-tax. You see that the prices fluctuated over the last two years in the $23 to $26 range and we currently have a call at par. But, you can see that, because it's accounted for on the fair market value basis, it has caused some volatility in earnings on a quarterly basis.

On slide five, ROA [return on assets] reported of 1.21%, adjusted of 1.16%, reflect a very consistent trend in earnings as I mentioned previously.

Looking to the net interest margin, the margin expands in the quarter to 3.55% from 3.49%. Net interest income was relatively flat considering one less day in the current quarter. There was some modest contraction in the average size of the bank due to the termination of the structured repos [repurchase agreements] late in the fourth quarter and a reduction in CD [certificate of deposit] balances. Again, our goal is to keep the margin in the 350 [3.50%] range.

Slide seven illustrates the trend of continued deposit pricing reductions, as well as the impact of the low rate environment on asset yields. But, maybe what stands out here is the cost of the Federal Home Loan advances / structured repo line, which has not declined as significantly, despite the terminations we talked about in the third and fourth quarter, which totaled $80 million at a rate of 3.88%. Additionally, there is another $80n million maturing in the second quarter at a rate of 4.50%.  We’ll continue to evaluate opportunities to restructure and reduce the cost of longer-term borrowings, which should approximate $600 million at June 30th.
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1 Forbes December 2011 “America’s Best and Worst Banks.”

We have managed deposit levels, shown on slide eight, to be relatively flat over the course of the year, but the mix has improved dramatically from transaction accounts totaling 69% of deposits to 74% of deposits.

Looking at loan volumes, as you would expect, prepayment speeds have resulted in reductions in mortgages and home equity loans, but we have seen the benefit of increasing commercial lending as total loans increased $14 million, or $30 million on average, in the quarter. Commercial loans grew at an annualized rate of 4.7% during the quarter.

On slide ten, classified assets continue their very favorable trend and declined by 6% in the quarter, 21% year-over- year. Net charge-offs totaled 56 basis  points,  comparable  to the fourth  quarter, but down significantly  from  131 basis points in the first quarter of 2011. On the bottom of the slide, these trends have allowed us to have some reserve release in the quarter, but the asset quality metrics, despite that release, are very strong.

If you look at slide eleven, our non-performing loans remained very low in dollars at approximately $60 million and are certainly low relative to the peer group. These non-performing loans are valued at about 56 cents on the dollar.  Just as a side point, the OREO [other real estate owned] and TDRs [troubled debt restructurings], not shown on the slide, aggregate to only $14 million and are very minimal for a company of our size.

Slide twelve, reserve coverage remains very strong relative to peer group and certainly as a percentage of our non-performing loans.

Regarding non-interest income in the quarter, we were very pleased with the performance in the Wealth area. Transaction volumes increased in the brokerage business and the equity market improvement aided revenue in our asset management business. Mortgage banking continues to perform well. We have held some production on the balance sheet over the last couple of quarters to offset a portion of the refinancing activity you saw previously. Seasonality impacted service charge income in both interchange fees and overdraft charges, in particular electronic overdrafts. We also see some changes in customer usage of electronic overdrafts; this decline was higher than we had expected and we anticipate some recovery in future quarters.

On the expense side, on slide fourteen, I'd say another quarter of strong expense management resulting in an efficiency ratio of 57.5%. Compensation expense on a quarterly basis increases, but comparable to the first quarter of 2011, really due to some first quarter payroll taxes and timing differences. The FDIC [federal deposit insurance] expense is down year-over-year, really a function of a change in methodology on how that's calculated which benefited banks with stronger balance sheets. Regarding the decline in “other expense”, in the fourth quarter we had about $2 million related to off-balance sheet exposure, and some seasonal trends caused the remainder of that decline, so a good quarter from the expense management side.

On slide fifteen, when you look at our asset quality metrics and our capital, the strength of the balance sheet is apparent. As it relates to capital, we again accrete the capital ratios based upon the strong earnings profile and a fairly static balance sheet. So, tangible capital was 11.25% and total risk-based 18.72%.

On slide sixteen, we're not attempting to quantify the amount of excess capital, but rather give some perspective. We received some questions about our repurchase [stock repurchase authorization] and whether that changes our focus away from M&A [mergers and acquisition]. The answer is, no. If you look at the initiatives we have announced, the repurchase and the dividend increase, they are only a small part of a capital management strategy and we believe we're still “capital-rich,” considering our current position and the strong internal generation of capital.

So, on slide seventeen, as we have said, our strategy is all of these components in moderation, impacted by many external factors including our stock valuation and M&A opportunities.  We will be disciplined and measured in our approach to executing on all of these strategies.

And with that, I’ll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you. In summary, on slide eighteen, we continue to execute on our strategic initiatives in an intense manner. We remain extremely pleased with the strength of our balance sheet and continued solid earnings trends as reflected by our results for this first quarter of 2012. We continue to remain focused on our capital management plan, credit quality, revenue generation and growth strategies for ongoing success in 2012.

We understand that loan growth is critical and we'll be focused on improving upon the growth we saw in the last two consecutive quarters. I am encouraged by our ability to reverse the declining trend in loans and see signs that reflect positively on the traction we continue to gain. It's a direct result of our increased pipeline activity.

Our professional banking teams continue to win quality market share throughout our market areas, picking up new customers through disruption in the marketplace, and it's directly in line with those results. We made positive strides in contributions from the Wealth Management and Insurance areas of our business this quarter. But, we understand that we need to continue to work on mitigating the impact of the regulatory environment on the banking service charge components of fee income and are confident in our ability to do so.

We are strengthening our brand as we make very good progress to cross-sell the power of our business model of banking, insurance, investments and trust. The Forbes and J.D. Power recognitions of National Penn are terrific accomplishments for our entire team that will help to further build upon our forward momentum. As we've said in the past, we believe that the strength of our balance sheet is a competitive advantage and positions us well for future opportunities. We will remain focused on strategies that will further enhance National Penn's profitability and strength to deliver enhanced shareholder value. I'd like to now open it up for any questions you may have.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. It looks like our first question will come from site of Frank Schiraldi with Sandler O'Neill. Your line is now open.

Q: Frank Schiraldi: Just a couple of questions here. I wondered if you could talk a little bit about how you are modeling for buybacks in terms of how you look at tangible book dilution and if it's a tool that you expect to be active in, with the stock at current levels?

A: Michael J. Hughes: As we said, I think we'll be disciplined in our approach here. Even if you look at a total purchase at this price level, the tangible book value [dilution] isn't that great. It's somewhere in the ten cent range*.   But again, I think when we look at this currency and the strength that it has, we're hopeful we'll see some M&A opportunities. We want to be positioned if we see some weakness in the stock to execute on the repurchase and we'll try to do a little of each at differing price levels. But, I think your point is fair that we probably won't be aggressive in buying back at this level.

*Amount corrected.

Q: Frank Schiraldi: Okay, great. Scott, could you talk a little bit about what you are seeing in general in the footprint in terms of pricing on loans and competition, if it's heating up out there?

A: Scott V. Fainor: Competition is definitely heating up. It's intense around pricing, and if other banks are involved in winning business, I think they are looking at structure and fees. From our standpoint when we're competing, we're trying to shorten the sales cycle by bringing more bankers out to that prospective customer or current customer. And, we're looking very closely at pricing, but not on structure - we're holding structure pretty tightly. I do believe it's going to continue to remain competitive throughout all of 2012. We're doing a lot of intense calling and we're going to continue to keep that intensity up throughout the year.

Q: Frank Schiraldi: And is pricing out there such that there is still opportunity in commercial real estate, both owner-occupied and non-owner occupied?

A: Scott V. Fainor: There is more opportunity on pricing within commercial real estate for the risk you're taking, but that doesn't mean that it's not as competitive. We are trying to accelerate the sales cycle by just having more of our bankers out on the street making those calls, looking for those opportunities, looking for fee income that can go along with the loan balances and the deposit accounts that we might pick up. So, I have been very encouraged by the business that's in our pipelines that we're looking to convert to closed, and I think we're just going to have to continue to compete extremely well, and we're ready to do that.

Q: Frank Schiraldi: Okay, great. And then finally, Mike, you mentioned the margin and you said the goal continues to be to keep the margin in the 3.50% range. So, is that the goal for the reminder of the year - to keep the margin above that level on a quarterly basis?

A: Michael J. Hughes: That is the goal - to keep that margin in the 3.50% range for the rest of the year, that's correct.

Q: Frank Schiraldi:  I know it's difficult because we're going out further, but if you look at early 2013, as you look at 2013 in a similar interest rate environment, the Treasury curve doesn't move that much et cetera. What are your thoughts on the margin if you can give them?

A: Michael J. Hughes: A prolonged period of low rates is going to put pressure on the industry in general, but certainly from our perspective we are not out there giving guidance on 2013.

Q: Frank Schiraldi: Okay, fair enough. That's all I have. Thank you.

Operator: And our next question will come from the site of Bob Ramsey with FBR. Your line is now open.

Q: Bob Ramsey:  I wanted to ask a question or two about expenses. You certainly had tremendous improvement in efficiency this quarter versus the year-ago period or last quarter. It looks like a lot of the improvement was in that “other” line. I know you highlighted that some of that benefit was seasonal and that some of it had to do with the extra $2 million last quarter. But, does it move up seasonally next quarter and how do you think about that line as we trend through the rest of the year? What is a good ballpark to have that in?

A: Michael J. Hughes: Generally what we look at, and there is movement in all those areas, the guidance that we've given is we look at operating expenses in total. We still believe that mid-$50 million range is a good range to be in. Can it move $1 million or $2 million each side of that? I think it can.

Q: Bob Ramsey: Okay, that is helpful. I noticed that you saw, it wasn't much, but you did see a slight uptick in your security yields this quarter, which seems to kind of buck the trend out there. Could you help us understand what drove that?

A: Michael J. Hughes: When we look at our security portfolio, we've done a good job as far as timing of the purchases, and the amortization or the prepayments of the mortgages is pretty much what it's been, but I think there is pressure on that portfolio, and I can't put my finger on anything that really caused us to be different than others.

Q: Bob Ramsey: Okay, great. Thank you, guys.

Operator: And our next question will come from the site of Damon DelMonte with KBW. Your line is now open.

Q: Damon DelMonte: Mike, just a follow-up on Bob's question on the expenses. So, the $2 million off-balance sheet benefit that you saw this quarter even with that being, I am assuming is a one-item, right? So, even with that being added back in, you think plus or minus around the $50 million level is a good run rate?

A: Michael J. Hughes: We said mid-$50s.

Q: Damon DelMonte: Mid-$50s, okay.

A: Michael J. Hughes: And when you look at it, we are in that $55 million range. We are just not that refined that we could give much better guidance than that.

Q: Damon DelMonte: Okay, that's fair enough. On the fee income side, can you talk a little bit about the Wealth Management component and what you are seeing in that regard?

A: Michael J. Hughes: On the Wealth Management side, most of that improvement in the quarter was due to the brokerage business. A lot of that in the fixed income annuity side and then a smaller portion, probably 25% of that improvement, was just due to asset management fees on the classic asset management charge as a percent of assets under management. So the majority of that was due to the brokerage business.

A: Scott V. Fainor:  Damon, the only thing I want to add to Mike's comment is just as I stated on the loan side, throughout our entire company pipelines remain in a very strong position with good quality customers. The Wealth Management and Insurance sides of our business have increasing pipelines as well, with very good clients that we're looking at bringing into our company. So, our goal is to try to get those converted throughout the year to new business. I'm very encouraged by it.

Q: Damon DelMonte: Got it. Great. Thank you.  This is my last question regarding charge-offs.  Can you give us guidance as to how we can look to model them out? Is this level what we saw this quarter?

A: Sandra L. Bodnyk: I think you've seen the last four quarters we have been trading in the 50, 55, 56 basis point range and I think it's fair to say that's an appropriate range for us at this point.

Q: Damon DelMonte: Okay. And obviously, the credit picture has improved quite dramatically and there is probably no need to carry such a high level of reserve and we've seen that come down. As that continues to trend lower, what do you look at as an optimal longer-term run rate?

A: Sandra L. Bodnyk: Well, as Mike has told us many times, this is a formulaic process and it is based on the trends and our classified assets particularly.  And, as those come down, and we've told you that we think that will continue at a slower pace, moving forward you'll see the same trends as we look at our reserve analysis.

Q: Damon DelMonte: Okay, that's all I have for now. Thank you.

Operator:  And we'll move next to the site of Mike Shafir with Sterne, Agee. Your line is now open.

Q: Mike Shafir: Over the last several quarters the cost of the subordinated obligations, or debentures, have come down pretty precipitously, specifically in the fourth quarter and the first quarter. I was wondering, are you guys going to continue to be able to re-price that down?

A: Michael J. Hughes: That's really not due to re-pricing down. If you recall, we had swapped that from floating rate to fixed. It came due in the fourth quarter and we let the swap mature and did not replace it. So, what we've really done is taken, not the retail trust preferred that you saw on slide two, but the trust preferreds that are in pools are now floating as opposed to swapped to fixed. So, that benefit you see is going to continue as long as rates stay at these levels.

Q: Mike Shafir: All right. You're currently at around 5.18% for that? Where do you think that could come down to by the end of this year?

A: Michael J. Hughes: Which line are you looking at, Mike [Shafir]?

Q: Mike Shafir: I'm just looking at the yield, or the cost, on junior subordinated obligations.

A: Michael J. Hughes: That is a blend of the slide two, at the 7.85%, and then the remainder, $80 million, that's in trust preferred pools that float. So, in that 5.18%, I wouldn’t have any item that I think would appreciably change that.

Q: Mike Shafir: Okay, so that 5.18% should stay around that same cost moving forward?

A: Michael J. Hughes: I think that's fair.

Q: Mike Shafir: Okay. I just wanted to clarify on the expenses - you basically guided to around $55 million last quarter and then give or take a couple of million because of seasonality?

A: Michael J. Hughes: Correct.

Q: Mike Shafir: Okay, thanks a lot guys, I appreciate all that detail.

Operator: And we'll move next to the site of David Darst with Guggenheim Securities. Your line is open.

Q: David Darst: Historically you have operated with a little bit smaller securities portfolio, as a percentage of your average earning assets. So, how should we think about funding of your loan growth going forward? I guess it appears it's going to pick up from here. Will you fund it with the securities portfolio or should we see total asset growth accelerate as well?

A: Michael J. Hughes: I think it's a combination of both, but probably what you will see more is assets grow as opposed to reducing the investment portfolio. And to fund that, when you look at how liquid we are now and how conservative we are as it relates to our borrowing, we have a lot of capacity wholesale. And, I think with the concentrated franchise we have and the customer base we have, we have a lot of capacity on the retail side. So, loan volume will drive the size of the bank and we'll fund that either wholesale or retail. I think we have a lot of capacity in both areas.

Q: David Darst: Okay. And does your margin outlook assume that you continue to improve the deposit mix?

A: Michael J. Hughes: The margin outlook really assumes that we get low single-digit loan growth as a primary driver and I would say that the deposit mix could stay relatively status quo.

Q: David Darst: Okay. And then how about your loan yields this quarter? The decline was less than we've seen with some of your peers.  Is that relative to some of the market yields you're seeing or is that some of the discipline you referenced?

A: Michael J. Hughes: It's difficult for me to comment because I don't know what the peers are doing. But, that is really a reflection of what we’ve talked about, that a lot of our loan growth is on the commercial side and we've priced it at what we believe is appropriate for the risk.

Q: David Darst: Okay. Thank you.

Operator: And we'll move next to the site of Mac Hodgson with SunTrust Robinson Humphrey. Your line is open.

Q: Mac Hodgson: Mike, a couple of questions. I think you referenced this in your comments about mortgages and keeping them on the balance sheet, but is that the main reason why we didn't see an uptick in mortgage revenue?

A: Michael J. Hughes: It's really not. I think others are seeing some advantage on the mortgage side because of the revaluation of the MSRs [mortgage servicing rights]. Our mortgage business is pretty “plain vanilla.” It is origination and the gain on sale. I think we do a good job there. I think our margins are pretty good relative to what I hear others talk about. We have the pipeline that built during the quarter to some extent and as we move into the second quarter we will, depending upon pricing and market conditions and our asset liability management position, determine whether we're selling or holding. My perception is, and this is only perception, that we're holding less than others and that we are selling a bigger portion of it. But, either one of those in relation to the size of the balance sheet on a quarterly basis is not significant from an ALCO [asset-liability management] perspective.

 A: Scott V. Fainor: Mac, last quarter we talked about the bankers that we've hired throughout the company in all lines of business in 2011, and at the end of 2011 we brought in more mortgage banking professionals.  As they continue to gain traction within our footprint, we look for more positive results to continue.

Q: Mac Hodgson: Great. And, Mike, just to clarify your comments on overdrafts, I think you anticipated it to come up. Is that based on a change in pricing or just you think seasonality will make it rise in future quarters?

A: Michael J. Hughes: Mac, it's more seasonality. We've gone back and looked at that and as I said, we were a little surprised at how much that dropped although we anticipated some. And, if you go back and look at first quarters, they tend to be lower. When we anticipate some recovery, I'd say it's two-fold. One, it’s seasonality, and secondly, we will continue to look at how we're charging on a service charge basis. We have an internal taskforce to look at that and we'll continue to see. As you know, there is pressure on that from a regulatory perspective with Regulation E, and Durbin, and those types of things. I think every bank is looking at service charge income and what they might do, but my comment was more based upon seasonality.

Q: Mac Hodgson: Great. And, Scott, maybe just give us your current thoughts on the M&A environment, if you feel like activity as picking up?

A: Scott V. Fainor: We don't comment on any specific M&A opportunity, but we can clearly say that there are more conversations. There is just more continued dialog in the markets, whether we're within our markets or outside. But we don't see anything on the near horizon. Last quarter there was a question posed about six to nine months out - I think it's probably out that far versus closer. We still believe that the strength of our currency, the strength of our balance sheet, the franchise that we have in a concentrated matter in the great markets that we serve, will help  us to participate  in the consolidation of the industry and we stand ready.

Q: Mac Hodgson: Okay, great. I appreciate it. Thanks.

Operator: [Operator Instructions] Our next question will come from the site of Chris Marinac with FIG Partners. Your line is now open.

Q: Chris Marinac: Thanks. Good afternoon. Scott, I was wondering if you could drill down on the Wealth Management business and give us some more color, just about new accounts and inflow that are separate from this market, that acted well in the first quarter?

A: Scott V. Fainor: In our wealth management business we have the trust business, we have the brokerage business, we've got a 401(k) business, we have some consulting businesses in defined benefit plans, and also we have our private banking group. There is intensity around our calling efforts. I think Mike pointed out that we did see an increase from the fourth quarter to the first quarter, by which we were very encouraged. It was mostly in our brokerage area, but all of those areas are focused with their calling efforts with commercial bankers and with our retail branch banking groups. We have high quality products and services. We've been able to hire professionals in 2011 that in those areas are gaining traction and they are an important part of our business model. So, they have goals set for closing more business and I am encouraged by what I see so far. We are not going to let up. Mike, any other thoughts?

A: Michael J. Hughes: I don't think we have specifics on the numbers. I do think it's a combination of new accounts and the fact that we have hired some individuals in that area who have done well. The markets helped us, as you would suspect, but a lot of that increase in revenue in this quarter was brokerage related to current and new customers.

Q: Chris Marinac: Okay, great. That's helpful backdrop. I appreciate that. And, just a question either for you, Scott, or for Sandy. About commercial real estate pricing and how often are customers asking to go out longer - 7, 10 years. [Is that] something that you are having to consider or are you passing on those generally?

A: Sandra L. Bodnyk: I don't think we are seeing a lot of requests for 10-year financing at this point. Most people are pretty confident in the 5-year to 7-year range, which has been historic.

Q: Chris Marinac: Okay. So, is that an issue of losing customers or fighting interest rate risk on that?

A: Sandra L. Bodnyk: I don't think it's an issue of losing customers, particularly on the real estate side. That market is probably a little less competitive than the typical C&I [commercial and industrial] market.

A: Michael J. Hughes: But, I would say, Chris, if you're looking at it from the interest rate risk side, I think what we've accommodated customers with is  a floating  rate loan  and a swap product  that  gives  them the same economics, but we don't take the interest rate risk. So, putting the creditworthiness on the side, whether you want to go out that long from a credit perspective, if it's a rate question, I think we can give the customer the economics they want and keep our interest rate risk profile in tact by using the swap.

Q: Chris Marinac: Great. And Mike, that swap is creating additional revenue too, which should be factored into one’s ROE [return on equity]?

A: Michael J. Hughes: That is correct.

Q: Chris Marinac: Great. Okay. Thanks, guys. I appreciate it very much.

Operator: And it appears that there are no further questions at this time. I will now hand the call back over to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

I want to thank everyone for joining our call today. We appreciate all of your questions and we wish everyone a great afternoon and a great weekend. Thank you very much.

Operator: This concludes today's presentation. You may disconnect at anytime and have a wonderful afternoon.

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